Contact:
Dee Ann Johnson
Vice President Controller &Treasurer
412-456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
January 30, 2008

Ampco-Pittsburgh Corporation Reports Record Earnings for 2007.

Ampco-Pittsburgh Corporation (NYSE:AP) announced record earnings for the year ended December 31, 2007 reflecting the continuing demand and improved pricing for rolling mill rolls supplied by the Corporation’s Forged and Cast Rolls group to the steel and aluminum industries throughout the world. In addition, the smaller Air and Liquid Processing group enjoyed its best performance in five years.
Sales for the year were $346,834,000 compared with $301,780,000 in 2006.  Sales for the fourth quarter of 2007 were $83,194,000 compared with sales of $78,367,000 for the same quarter of 2006.  Net income for the year approximated $39,231,000 or $3.90 per share against $16,635,000 or $1.69 per share for 2006.  Net income (loss) for the three months ended December 31, 2007 of $10,190,000 or $1.00 per share compares to $(2,138,000) or $(0.22) for the three months ended December 31, 2006.
Results for 2006 and the three months then ended include a net after-tax charge of $9,388,000 or $0.96 per share for the estimated costs for asbestos-related litigation through 2013 offset by the release of tax-related valuation allowances principally for the Corporation’s United Kingdom operation.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

		Year Ended December 31,		Three Months Ended December 31,

		2007	2006	2007	2006

Sales		$346,834,000	$301,780,000	$83,194,000	$78,367,000

Income (loss) from operations	(1)	57,417,000	11,572,000	13,942,000	(15,098,000)
Other income – net		946,000	1,560,000	1,275,000	570,000

Income (loss) before income taxes		58,363,000	13,132,000	15,217,000	(14,528,000)
Income tax (provision) benefit	(2)	(19,132,000)	3,503,000	(5,027,000)	12,390,000

Net income (loss)	(3)	$39,231,000	$16,635,000	$10,190,000	$(2,138,000)

Earnings per common share:
Basic	(3)	$3.90	$1.69	$1.00	$(0.22)
Diluted	(3)	$3.88	$1.67	$1.00	$(0.22)

(1)	Income (loss) from operations for the year and quarter ended December 31, 2006 includes a pre-tax charge of $25,467,000 for estimated costs of asbestos-related litigation through 2013.

(2)
The Corporation released tax-related valuation allowances previously provided against deferred tax assets primarily of the United Kingdom operation which reduced the Corporation’s income tax provision, resulting in an overall income tax benefit, and improved net income (loss) by approximately $6,500,000 for the twelve and three months ended December 31, 2006.

(3)
Net income (loss) for the year and quarter ended December 31, 2006 includes an after-tax charge of $15,888,000 or $1.62 per basic share and $1.59 per diluted share for estimated costs of asbestos-related litigation through 2013.  Additionally, the Corporation released tax-related valuation allowances previously provided against deferred tax assets primarily of the United Kingdom operation which improved net income (loss) by approximately $6,500,000 or $0.66 per basic share and $0.65 per diluted share for the twelve and three months ended December 31, 2006.